UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 033-12877

VIPR INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

8883 W. Flamingo Rd., Suite 102, Las Vegas, Nevada, 89147
Tel: (702) 940-0494 Fax: (702) 947-4110
(Address, including zip code, telephone and fax number, including area code, of registrant's principal executive offices)

Common Stock, par value $0.001
(Title of each class of securities covered by this Form.)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) ☒ Rule 12g-4(a)(2) ☐ Rule 12h-3(b)(1)(i) ☐ Rule 12h-3(b)(1)(ii) ☐ Rule 15d-6 ☐

Approximate number of holders of record as of the certification or notice date:     82

Pursuant to the requirements of the Securities Exchange Act of 1934, VIPR Industries Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 06, 2009	By:	/s/ JC Barbeck
JC Barbeck
President, CEO